Exhibit 10.2

November 13, 2009

Personal and Confidential

Mr. Carter J. Ward
58 Spring Valley Ave
Hackensack, NJ 07601

Dear Carter,

This letter agreement (the “Agreement”) shall confirm the terms of your employment with Elite Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

1.
Commencing on November 16, 2009, this letter replaces the employment letter dated July 1, 2009 between you and the Company. You shall continue your position as Chief Financial Officer (the “CFO”) and shall now become a full time employee of the Company. Your job responsibilities, as before, shall include, but shall not be limited to, the following:

	a.	Leadership of all finance, accounting and financial reporting functions, including all Company reporting required by the U.S. Securities and Exchange Commission.
b.
Presentation and communication of financial status, forecasts and business plans to the Board, Financial Institutions, Investors and other entities, as required to further the financial and commercial objectives of the Company.

c.
Any other responsibilities that would be reasonably expected of the position of CFO of the Company and such other responsibilities as may be assigned to you from time to time by the Company’s Chief Executive Officer (the “CEO”) and the Board of Directors of the Company, including work at alternative sites or facilities.

2.	You will report directly to the CEO.

3.
You shall receive an annual base salary equal to $125,000.00 which shall be payable in accordance with the Company’s payroll practices. In addition, you shall receive quarterly stock payments. The number of shares of restricted stock (OTCBB: ELTP) issued each quarter shall be calculated as the quotient of the quarterly amount due of $6,250.00, divided by the average daily closing price of the Company’s common stock for the quarter just ended. The average daily closing price is calculated as the simple average of the closing price of each trading day in the quarter. The closing price shall be as posted on Google, Yahoo, Wall Street Journal or any similar data source. The stock will be registered on Form S-8 if deemed appropriate by Elite’s Board or otherwise included on the Company’s next Form S-1 or equivalent. These stock payments shall be issued within 30 days after the end each quarter. Regardless of any other activities and responsibilities, you agree to not knowingly undertake or engage in any employment, occupation or business enterprise that is directly or indirectly adverse to the interest of the Company. You shall also be compensated for the additional time you worked for the Company between August 1, 2009 and November 16, 2009.

4.	You may become eligible for cash and/or equity-based awards that may be granted by the Company in the future, with any such awards to be granted in the discretion of the Company and the CEO.

5.
You shall receive 10 days paid vacation time during each calendar year, and pro rated for periods of less than a full calendar year; provided, that the timing and duration of any particular vacation shall not interfere with the business of the Company or the effective performance of your duties hereunder, as reasonably determined in good faith by the CEO.

6.
Commencing at three months from the original starting day of your job at Elite (July 1, 2009), you shall be entitled to participate in all health insurance plans maintained by the Company for its employees, subject to applicable eligibility requirements; provided nothing in the foregoing shall limit or restrict the Company’s discretion to amend, revise or terminate any benefit or plan without your notice or consent.

7.
While you are employed by the Company, you agree to devote your best efforts to the interests of the Company and to not knowingly undertake or engage in any employment, occupation or business enterprise that is directly or indirectly adverse to the interest of the Company. You agree to observe in all material respects any and all rules and policies that the Company may now or hereafter establish from time to time, governing the conduct of its employees or business.

8.
You understand and agree that your employment with the Company is terminable at the will of either the Company or you. You may terminate your employment at any time with or without notice and the Company has a similar right to terminate your employment for any reason or no reason. You acknowledge that there have been no representations or promises made to you that your employment will continue for a set period of time or that your employment will be terminated only under particular circumstances. You acknowledge that no representations, express or implied, may be made that are inconsistent with this policy and no one at the Company is authorized to make representations, express or implied, inconsistent with this policy.

9.
As a condition to entering into this Agreement and being employed by the Company you agree to execute and deliver the Proprietary Rights Agreement in the form attached hereto as Exhibit A (the “Proprietary Rights Agreement”), pursuant to which you shall agree that, among other things, (a) all Proprietary Information (as defined in the Proprietary Rights Agreement) disclosed to you by the Company during your employment with the Company is the exclusive property of the Company or the party that disclosed or delivered such information to the Company, and (b) except as otherwise permitted under the Proprietary Rights Agreement, you shall be prohibited from using or disclosing any such Proprietary Information.

10.
This Agreement and the Proprietary Rights Agreement contain the entire understanding between the Company and you with respect to the subject matter hereof and thereof. This Agreement may not be extended, varied, modified, supplemented, or otherwise changed except by written agreement signed by both you and an authorized officer of the Company. A waiver by the Company of any right or provision under this Agreement shall not operate or be construed as a waiver of such right or provision at any other time. If a court of competent jurisdiction finds a portion of this Agreement unenforceable, such finding shall not affect enforcement of the other portions of this Agreement. Any portion found to be unenforceable shall be construed to be reformed to extend as far as is enforceable. This Agreement shall inure to the benefit of, and may be enforced by the successor and assigns of, the Company. This Agreement is entered into under the laws of the State of New York and shall be governed by the laws of the State of New York. Any lawsuit or legal action or proceeding relating to this Agreement shall be brought in one of the state of federal courts sitting in the City and State of New York, and both you and the Company submit to the jurisdiction of such courts for that purpose.

11.	You represent and warrant that you have had a full opportunity to seek legal advice and representation by an independent counsel of your own choosing in connection with this Agreement.

If you find the foregoing arrangement acceptable and believe that the foregoing accurately summarizes our understanding, please kindly so indicate by executing and dating the attached copy of this Agreement in the space provided and returning a copy to me.

Very truly yours,

Elite Pharmaceuticals, Inc.

	By:	/s/ Chris Dick
Name: Mr. Chris Dick
Title: President

ACCEPTED & AGREED AS OF

/s/ Carter J. Ward
Carter J. Ward

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